Exhibit 10. 9

SERVICES AGREEMENT

This SERVICES AGREEMENT, dated as of September 24, 2018 (the “Agreement”), among FC Global Realty Incorporated, a Nevada corporation formerly known as Photomedex, Inc. (the “Company”), and each of Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror (each a “Service Provider,” and collectively, the “Service Providers”). The Company and the Service Providers are sometimes individually referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the individuals named in this Agreement have certain knowledge regarding prior Company activities and the Company wishes to engage those individuals to provide support services to the Company with regard to those activities;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to, and agreed by and among the Parties as follows:

1.       Requirement to Make Cash Payments. The Company shall make the cash payments to the Service Providers in the amounts and on the dates specified in Appendix A to this Agreement (the “Cash Payments”) in consideration of the services to be provided by such individuals under Section 2 herein (the “Services”). The Cash Payments will be paid through the Company’s customary payroll system in accordance with its payroll policy, or, in the case of Dr. Yoav Ben-Dror, through the Company’s customary accounts payable system in accordance with its accounting policy, and the Service Providers residing in the United States shall be eligible to participate in the Company’s health and disability benefits plan during the period that they provide the Services. For purposes of clarification, the payment made to Mr. McGrath and Dr. Rafaeli through the Company’s payroll system on August 23, 2018, and the payment made to Dr. Ben-Dror through the Company’s accounts payable system on August 21, 2018, shall each be counted towards the monthly Cash Payments due such Service Provider for the month of August 2018 under the preceding agreement between the parties. The Parties acknowledge and agree that a reasonably short delay in making any payment due for the month of August 2018 does not constitute a default under that agreement. Each of the Service Providers agree that the Company may, at its option, prepay the Cash Payments at any time without any penalty or premium. Notwithstanding the foregoing, if the Company instructs the Service Providers to cease providing the Services or otherwise attempts to or does terminate the Note Holders as Service Providers for any reason, such cessation of Services or termination will not affect the Company’s obligation to make the Cash Payments.

2.        Provision of Support Services.

(a) During the period from September 16, 2018 through December 31, 2018, the Service Providers shall provide the Company with the following Services:

(i) Dennis M. McGrath shall provide assistance and support to the Company’s Chief Financial Officer, General Counsel and auditors in connection with annual audit and annual and quarterly filings pursuant to applicable law as they relate to historical and background information during the period that Mr. McGrath was an officer of the Company and he will also provide assistance and support in connection with all SEC, Sarbanes-Oxley and tax compliance matters, as well as vendor and litigation support, particularly as it relates to prior merger and acquisition transactions involving the Company.

(ii) Dr. Dolev Rafaeli shall provide assistance and support with regard to all matters relating to litigation, litigation-related and other third-party claims arising during the period when Dr. Rafaeli was an officer of the Company or that occur after such period but relate to facts and circumstances occurring during such period, including, without limitation, support in handling all product liability claims relating to the no!no! product, and all potential litigation relating to the Home Shopping Network. Dr. Rafaeli will also provide assistance and support in connection with any tax audits or tax compliance matters involving the period during which Dr. Rafaeli was an officer of the Company.

(iii) Yoav Ben-Dror shall provide assistance and support with respect to the winding down of the operations of the Company’s international subsidiaries and certain domestic subsidiaries, to the extent that Mr. Ben-Dror has knowledge or information necessary to provide such assistance and support as it relates to the winding down of the operations of such domestic subsidiaries

(b) The Company and the Service Providers shall mutually agree upon what portion of the Cash Payments shall be deemed to be compensation for the aforementioned Services and shall treat such portion of the Cash Payments as compensation for the Services described above. Dr. Dolev Rafaeli and Dennis M. McGrath will continue to receive the employee benefits that they are currently receiving thru December 31, 2018, including existing health and disability benefits, and for so long after December 31, 2018 as they continue to provide the Services described above. After December 31, 2018 and once Dr. Dolev Rafaeli and Dennis M. McGrath no longer provide such Services, as previously agreed in their Employment Agreements with the Company, they will receive COBRA coverage for a period of 18 months , to be fully paid for, or reimbursed to Messrs. Rafaeli and McGrath, by the Company.

3.        Non-Disparagement. Each Party agrees with each other Party hereto, not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that may, directly or indirectly, disparage any Party hereto and further agrees to take no action which is intended, or would reasonably be expected, to harm the reputation of any Party hereto or which would reasonably be expected to lead to unwanted or unfavorable publicity for any Party hereto. Notwithstanding the foregoing, nothing in this Agreement shall preclude any Party from making truthful statements that are required by applicable law, regulation or legal process.

4.        Fees and Expenses. Each party shall be responsible for his or its own attorneys’ fees and costs in connection with the drafting and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

5.        Reliance. Each of the Parties acknowledges and represents that he or it: (a) has read the Agreement; (b) clearly understands the Agreement and each of its terms; (c) fully and unconditionally consents to the terms of this Agreement; (d) has had the benefit and advice of counsel of his or its own selection; (e) has executed this Agreement, freely, with knowledge, and without influence or duress; (f) has not relied upon any other representations, either written or oral, express or implied, made to him or it by any person; and (g) acknowledges that the consideration received by him or it has been actual and adequate.

6.        Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail (i.e., Email) prior to 6:30 p.m. (Eastern) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via electronic mail (i.e., Email) on a day that is not a business day or later than 6:30 p.m. (Eastern) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the Party to whom such notice is required to be given, if sent by any means other than Email transmission or U.S. nationally recognized overnight courier service. The address for such notices and communications shall be as follows.

If to the Company:

2300 Computer Avenue, Building G
Willow Grove, PA 19090
Attention: Michael Stewart
Email:

With a copy to:

BEVILACQUA PLLC
1050 Connecticut Ave., NW, Suite 500
Washington, DC 20036
Attention: Louis A. Bevilacqua, Esq.
Email:

If to the Service Providers:

Dolev Rafaeli

Email:

Dennis M. McGrath

Email:

Yoav Ben-Dror

Email:

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

7.        Entire Agreement. This Agreement and the exhibits and appendices hereto and other agreements referred to herein contain the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that none of the parties hereto, agents or counsel of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

8.        Amendments. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties hereto against whom such modification or amendment shall be claimed to be effective.

9.        Enforceability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

10.      Governing Law. This Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

11.      Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

FC GLOBAL REALTY INCORPORATED

By:	Michael R. Stewart
Name: Michael R. Stewart
Title: Chief Executive Officer

/s/ Dr. Yoav Ben-Dror
DR. YOAV BEN-DROR

/s/ Dennis M. McGrath
DENNIS M. MCGRATH

/s/ Dr. Dolev Rafaeli
DR. DOLEV RAFAELI

APPENDIX A

Cash Payments

Payments for three and one-half (3.5) months, each payment or payments made during the month made in accordance with the Company’s payroll system pay dates, payable as follows:

(1)	For the payroll payable on September 28, 2018, in the following amounts:

Dr. Dolev Rafaeli: $10,664.08

Dennis M. McGrath: $3,3263.78

(2)	For the months of October through December 2018, payments totaling:

Dr. Dolev Rafaeli: $21,328.16
Dennis M. McGrath: $6,653.56

Payments for three and one-half (3.5) months, each monthly payment, made on the 1st business day of each month, beginning October 1, 2018 (the payment for services rendered during the month of September 2018 having already been made), in the following amount:

Dr. Yoav Ben-Dror: $10,310.42